UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2015

Dover Downs Gaming & Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-16791

Delaware	51-0414140
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway
Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 22, 2015, we were notified by the New York Stock Exchange (“NYSE”) that the average closing price of our common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE under the NYSE Listed Company Manual.

Under NYSE rules, we have six months following receipt of the notification, subject to possible extension, to regain compliance with the minimum share price requirement or be subject to delisting.  We can also regain compliance at any time during the six-month cure period if our common stock has a closing share price of at least $1.00 on the last trading day of any calendar month during the period and also has an average closing share price of at least $1.00 over the 30-trading day period ending on the last trading day of that month.

The notice has no immediate impact on the listing of our common stock, which will continue to trade on the NYSE under the symbol “DDE” but will be assigned a “.BC” indicator by the NYSE to signify that we are not currently in compliance with NYSE continued listing standards.

We have 10 business days to notify the NYSE of our intent to cure this deficiency.  We intend to so notify the NYSE on a timely basis.

We will monitor the price for our common stock and will consider available options to resolve the deficiency and regain compliance with the NYSE listing standards.

If our common stock ultimately were to be delisted for any reason, it could reduce the liquidity and market price of our common stock and negatively impact our ability to access the public capital markets.

As required under NYSE rules, we issued a press release on July 23, 2015, announcing that we had received the notice of noncompliance.  A copy of this press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1                        Press Release dated July 23, 2015, issued by Dover Downs Gaming & Entertainment, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Downs Gaming & Entertainment, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: July 23, 2015

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated July 23, 2015, issued by Dover Downs Gaming & Entertainment, Inc.